EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Investor Relations Tom Ryan/Ashley Ammon ph: 203.222.9013 ir@providecommerce.com	Jen Carroll ph: 858.729.2761 John Flanagan/Megan McDonnell ph: 203.222.9013

Provide Commerce, Inc. Announces Record Fiscal Second Quarter Results

—42% Revenue Growth and First-ever Second Fiscal Quarter Profit—

•	Revenue increased 42% to $23.3 million from Q2 FY03
•	Gross Margin improved 320 basis points to 43.7% over Q2 FY03
•	GAAP Net Income of $170,000, or $0.01 per diluted share
•	Non-GAAP Net Income of $738,000, or $0.06 per diluted share

San Diego, Calif. – February 3, 2004 – Provide Commerce, Inc. (Nasdaq: PRVD), an e-commerce marketplace of websites for perishable goods, today reported financial results for the second fiscal quarter and six months ended December 31, 2003.

Commenting on the second quarter, Bill Strauss, Chief Executive Officer of Provide Commerce, stated, “Our core floral offerings drove second quarter revenues up 42% over the prior year and led to a profit for the first time in any Christmas-quarter. Both repeat and new customers accounted for our gains and we credit our online and offline marketing programs for encouraging customer response. As we head into the two traditionally strongest quarters of our fiscal year, we remain confident that we are merchandising effectively and delivering the freshest, longest lasting product in the industry.”

During the second quarter, Provide Commerce experienced a 40% year-over-year increase in new customers. As of December 31, 2003, there were 2.4 million customers in Provide Commerce’s database, up from 1.6 million customers in the second quarter of fiscal 2003. Additionally, returning customers generated 58% of total revenues during the quarter, compared to 59% in the year-ago period, reflecting continued strength in repeat orders along with strong absolute growth. Average order value also increased in the second quarter of fiscal 2004 to $44.70 from $44.57 in the second quarter of fiscal 2003.

Strauss continued, “Through our newly introduced websites that feature premium meats and high-quality fruits, Provide Commerce is evolving from a leading marketplace for fresh flowers, to an online marketplace for a variety of perishable goods. The net proceeds of approximately $35 million, which we raised in our December 16, 2003 initial public offering certainly furthers that transition and increases our ability to invest in new and existing categories. Looking to the remainder of fiscal year 2004 we are focused on execution, and in particular, maximizing the inherent leverage in our cost structure.”

Second quarter fiscal 2004 results include approximately $568,000 of non-cash expense associated with stock-based compensation under FASB No. 123. This compares to the $120,000 of non-cash expense associated with stock-based compensation incurred during the second quarter of fiscal 2003. As previously stated, SFAS No. 123 was adopted effective July 1, 2002, as described in Provide Commerce’s prospectus dated December 17, 2003.

A table reconciling GAAP basis net income to adjusted net income is included within the attached financial statements. The only difference between GAAP and Non-GAAP income is the non-cash stock-based compensation.

Recent Business Highlights

During the second quarter fiscal 2004, Provide Commerce launched two new brands: Cherry Moon Farms and Uptown Prime. Cherry Moon Farms, located at www.cherrymoonfarms.com, offers an assortment of farm-fresh, hand-picked fruits direct from the orchard. Uptown Prime, located at www.uptownprime.com, offers an assortment of premium meats in various cuts, such as Kobe filets and Premium Angus beef, direct from the source, complete with overnight delivery.

Outlook

Going forward, the Company will communicate guidance in fiscal year terms rather than calendar year terms. Furthermore, estimates will be communicated in accordance with GAAP, and will include the effects of both stock-based compensation under SFAS No. 123 and Provide Commerce’s net operating loss carryforwards (NOLs) which are approximately $35 million.

Accordingly, the Company is establishing guidance for the fiscal year ending June 30, 2004. Based on the current outlook, sales are expected to be between $113 and $117 million, with a corresponding diluted earnings range of $0.73 to $0.75. This range is consistent with previously released calendar guidance.

Conference Call

A conference call to discuss fiscal second quarter 2004 financial results will be webcast live on Tuesday, February 3, 2004 at 5:00 P.M. Eastern Time on the investor relations section of Provide Commerce’s website, www.providecommerce.com. Listeners may also access the call by dialing (877) 691-0879.

About Provide Commerce, Inc.

Provide Commerce operates an e-commerce marketplace of websites for perishable goods that consistently delivers fresh, high-quality products direct from the supplier to the customer at competitive prices. The company’s platform combines an online storefront, proprietary supply chain management technology, established supplier relationships and an integrated logistical relationship with FedEx Corporation to create a market platform that bypasses traditional supply chains of wholesalers, distributors and retailers. Provide Commerce launched its marketplace in 1998 to sell and deliver flowers, one of the most difficult perishable products to ship, under the Proflowers brand, through its website, www.proflowers.com. Provide Commerce also offers premium meat and fresh fruit direct from the supplier to its customers at Uptown Prime, www.uptownprime.com, and Cherry Moon Farms, www.cherrymoonfarms.com. For more information, please visit www.providecommerce.com.

###

Forward-looking Statements

Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These forward-looking statements are based on management’s current expectations, estimates and projections about Provide Commerce and its industry. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. The risks, uncertainties and assumptions that may affect Provide Commerce include, but are not limited to, its ability to achieve and manage its planned expansion, its ability to maintain profitable operations, its ability to maximize leverage in the company’s cost structure, as well as the factors disclosed in the Company’s filings with the U.S. Securities and Exchange Commission. The company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

PROVIDE COMMERCE, INC.

CONDENSED BALANCE SHEETS

(Unaudited)

(in thousands, except share and per share data)

	December 31, 2003	June 30, 2003
Assets
Current assets:
Cash and cash equivalents	$48,663	$11,496
Accounts receivable	951	887
Inventory, net	1,180	1,142
Prepaid expenses and other current assets	414	453

Total current assets	51,208	13,978
Property and equipment, net	3,996	3,161
Other assets	195	195

Total assets	$55,399	$17,334

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$13,105	$7,916
Accrued compensation	1,316	1,958
Deferred revenue	386	190
Current portion of capital lease	112	125

Total current liabilities	14,919	10,189

Capital lease, less current portion	—	48
Commitments
Stockholders’ equity:
Series A convertible preferred stock	—	—
Series B convertible preferred stock	—	6
Preferred stock	—	—
Common stock	11	6
Additional paid-in capital	94,097	56,502
Deferred compensation	(2,580)	(436)
Accumulated deficit	(51,048)	(48,981)

Total stockholders’ equity	40,480	7,097

Total liabilities and stockholders’ equity	$55,399	$17,334

Note: The balance sheet at June 30, 2003 has been derived from the audited financial statements at that date.

PROVIDE COMMERCE, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
Net sales	$23,279	$16,351	$36,228	$25,687
Cost of sales	13,110	9,726	20,445	15,344

Gross profit	10,169	6,625	15,783	10,343
Operating expenses:
Selling and marketing	5,308	3,683	8,123	6,031
General and administrative	3,127	2,405	5,676	4,776
Information technology systems	1,020	597	1,832	1,615
Stock-based compensation	568	120	757	255

Total operating expenses	10,023	6,805	16,388	12,677

Operating income (loss)	146	(180)	(605)	(2,334)
Other income (expense), net	26	(188)	38	(372)

Income (loss) before income tax	170	(368)	(567)	(2,706)
Provision for income taxes	—	—	—	—

Net income (loss)	170	(368)	(567)	(2,706)
Preferred stock dividend	—	—	(1,500)	—

Net income (loss) attributable to common stockholders	$170	$(368)	$(2,067)	$(2,706)

Net income (loss) per common share:
Basic	$0.03	$(0.06)	$(0.09)	$(0.48)

Diluted	$0.01	$(0.06)	$(0.33)	$(0.48)

Weighted average common shares outstanding:
Basic	6,738,803	5,691,266	6,270,108	5,683,575

Diluted	11,365,470	5,691,266	6,270,108	5,683,575

Non-GAAP net income (loss) reconciliation:
Net income (loss)	$170	$(368)	$(567)	$(2,706)
Add back:
Stock-based compensation	568	120	757	255

Non-GAAP net income (loss)	$738	$(248)	$190	$(2,451)

Non-GAAP net income (loss) per share:
Basic	$0.11	$(0.04)	$0.03	$(0.43)

Diluted	$0.06	$(0.04)	$0.02	$(0.43)

PROVIDE COMMERCE, INC.

STATEMENT of CASH FLOWS

(Unaudited)

(in thousands, except share and per share data)

	Six Months Ended December 31,
	2003	2002

Operating activities:
Net loss	$(567)	$(2,706)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	749	779
Stock-based compensation	757	255
Non-cash interest expense in connection with issuance of warrants for line of credit	24	318
Changes in operating assets and liabilities:
Accounts receivable	(64)	160
Inventory	(38)	(383)
Prepaid expenses and other current assets	15	(368)
Accounts payable and other accrued liabilities	5,189	2,340
Accrued compensation	(642)	(211)
Deferred revenue	196	19
Other assets	(27)	381

Net cash provided by operating activities	5,592	584

Investing activities:
Purchase of property and equipment	(1,584)	(1,294)
Proceeds from note receivable	27	—

Net cash used in investing activities	(1,557)	(1,294)

Financing activities:
Payment of long-term debt and capital lease obligations	(61)	(5)
Common stock issued in connection with initial public offering	34,592	—
Dividend paid to preferred stockholders	(1,500)	—
Proceeds from exercise of common stock options & warrants	101	15

Net cash provided by financing activities	33,132	10

Net increase (decrease) in cash and cash equivalents	37,167	(700)
Cash and cash equivalents at beginning of the period	11,496	4,923

Cash and cash equivalents at end of the period	$48,663	$4,223

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$4	$—

Income taxes	$335	$1

Non-cash financing activities:
Stock-based compensation associated with employee and consultant stock options	$757	$255

Assets financed under capital leases	$—	$218

Conversion of preferred stock to common stock in connection with initial public offering	$6	$—